STATE OF DELAWARE
                         CERTIFICATE OF AMENDMENT
                      OF CERTIFICATE OF INCORPORATION

     Specialty Retail Services, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

     DOES HEREBY CERTIFY:

     FIRST: That at a meeting of the Board of Directors of Specialty Retail Services, Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

     RESOLVED, that the Certificate of Incorporation of this Corporation be amended by changing the Article thereof numbered "First" so that, as amended, said Article shall be and read as follows:

     "FIRST: The name of the corporation (hereinafter called the "Corporation") is Global A, Inc."

     RESOLVED, that the Certificate of Incorporation of this Corporation be amended by changing the Article thereof numbered "Fourth" so that, as amended, said Article shall be and read as follows:

     "FOURTH: The total number of shares of all classes of stock which the Corporation shall have the authority to issue is Forty-Five Million (44,000,000) shares of capital stock, consisting of:

(a) Forty Million (40,000,000) shares of Common Stock, $0.01 par value ("Common Stock");

(b) Five Million (5,000,000) shares of preferred stock, $0.01 par value, which may be issued in series by the Board of Directors as hereinafter provided.

     Rights of Common Stock. Each share of Common Stock issued and outstanding shall be identical in all respects with the other, and no dividends shall be paid on any shares of Common Stock unless the same dividend is paid on all shares of Common Stock outstanding at the time of such payment. Each holder of shares of Common Stock shall be entitled to one vote for each share of Common Stock held by him. The shares of Common Stock do not have cumulative voting rights, preemptive, subscription or conversion rights and are not redeemable by the Corporation. Except as may be provided by the General Corporation Law of the State of Delaware, and subject to the rights of any series of Preferred Stock which may be authorized and outstanding, the holders of Common Stock shall have exclusively all other rights of stockholders including, but not by way of limitation, (i) the right to receive dividends, when, as and if declared by the Board of Directors out of assets lawfully available therefor, and (ii) in the event of any distribution of assets upon liquidation, dissolution or winding up of the Corporation or otherwise, the right to receive ratably and equally all the assets and funds of the Corporation.

     Rights of Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series. Preferred Stock shall have voting rights, no voting rights, or such special voting rights as the Board of Directors may fix and determine in issuing such stock, and shall have rights to receive cumulative, non-cumulative, or partially cumulative dividends as the Board of Directors may fix and determine in issuing such stock. Before any shares of Preferred Stock of any particular series shall be issued, the Board of Directors shall fix and determine and is hereby expressly empowered to fix and determine, in the manner provided by law, the following provisions of the shares of such series:

     i) the distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased (except where otherwise provided by the Board of Directors in creating such series) or decreased (but not below the number of shares thereof then outstanding) from time to time by like action of the Board of Directors;

     ii) the rate of dividend payable on shares of such series, the times of payment of the dividends, whether dividends shall be cumulative, conditions upon which and the date from which such dividends shall be accumulated on all shares of such series, and whether arrearages on the payment of dividends will bear interest;

     iii) the time or times when and the price or prices at which shares of such series shall be redeemable and the purchase, retirement or sinking fund provisions, if any, for the purchase or the redemption of such shares;

     iv) the amount payable on shares of such series in the event of any voluntary or involuntary liquidation, which shall not be deemed to include the merger or consolidation of the corporation or a sale, lease, or conveyance of all or part of the assets of the corporation;

     v) the rights, if any, of the holders of shares of such series to convert such shares into, or exchange such series for, shares of common stock or shares of any other series of Preferred Stock and the terms and conditions of such conversion or exchange; and

     vi) the voting rights of shares of such series or absence thereof and the extent of such voting rights, if any."

     SECOND: That thereafter, pursuant to Section 228 of the General Corporation Law, a majority of the holders of the common stock of said corporation entitled to vote on the proposed amendments provided their written consent thereto.

     THIRD: That said amendments were duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

     FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendments.

     IN WITNESS WHEREOF, said Specialty Retail Services, Inc. has caused this certificate to be signed by John Ranko Lozo, an authorized officer, this 8th day of July 1998.


                          By: /s/ John Ranko Lozo
                          Name: John Ranko Lozo
                          Title: Vice President